Exhibit 5

                                   May 9, 2000

                          [e-mail: jknooney@mtnlaw.com]





Board of Directors of
   Black Hills Corporation


         Re:      Opinion of Counsel--Form S-4


         This letter is sent to you on behalf of the firm as counsel to Black Hills Corporation, a South Dakota corporation (the "Company"), in connection with the proposed formation of a holding company structure through Black Hills Holding Company, a South Dakota corporation (the "Holding Company"), through a statutory share exchange (the "Share Exchange") between Company and Holding Company pursuant to an Agreement and Plan of Exchange (the "Exchange Agreement").

         This opinion is being rendered in connection with the filing by Company of a Registration Statement on Form S-4 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended (the "Act") of 21,800,000 shares of common stock, par value $1 per share, of the Company (the "Company Common Stock"), to be issued in the Share Exchange. Related to this opinion, we have examined copies of (i) the Exchange Agreement; (ii) the Registration Statement; (iii) the Articles of Incorporation and Bylaws of the Company, as in effect on the date hereof; (iv) resolutions adopted by the Board of Directors of the Company related to the Share Exchange and the issuance and delivery of the Company's Common Stock and in connection therewith; and (v) such other documents, certificates, and other records as we have deemed necessary or appropriate.

         Based upon the foregoing, and subject to the qualification herein expressed, we are of the opinion that:

(1) The Company is a corporation, duly organized, validly existing, and in good standing under the laws of the State of South Dakota; and

(2) The Company Common Stock will be validly issued, fully paid, and nonassessable when (i) the Registration Statement shall have become effective under the Act; (ii) the Company's Board of Directors shall have taken the appropriate action to authorize the issuance of the Common Stock; (iii) the Company's shareholders shall have approved the Share Exchange; (iv) the Company shall have received all necessary regulatory approvals required to consummate the Share Exchange; and (v) the Share Exchange shall have been consummated in accordance with the terms of the Exchange Agreement and consistent with the laws of the State of South Dakota.

         We express no opinions as to matters of law except as it concerns matters governed by the laws of the State of South Dakota; and in particular, but not limited thereto, we do not express any opinions as to the federal income tax consequences to holders of the Company's Common Stock as it concerns the Share Exchange.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to our firm in said Registration Statement and the Proxy Statement and Prospectus constituting a part thereof.

                                              Sincerely yours,

                                             /s/ Morrill Thomas Nooney & Braun




JKN:bjr